SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                          WILLAMETTE INDUSTRIES, INC.

                            -----------------------
               (Name of Registrant as Specified in its Charter)
                            -----------------------

                             WEYERHAEUSER COMPANY

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transactions:
     (5)  Total fee paid:
----------
[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
     registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
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     (4)  Date Filed:


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                                                   [Weyerhaeuser Company logo]
NEWS RELEASE

For Immediate Release

          PROXY MONITOR RECOMMENDS THAT WILLAMETTE SHAREHOLDERS VOTE
                           FOR WEYERHAEUSER NOMINEES


FEDERAL WAY, Wash., May 24, 2001 - Weyerhaeuser Company (NYSE: WY) today announced that Proxy Monitor recommended that Willamette Industries, Inc. (NYSE: WLL) shareholders vote FOR the Weyerhaeuser slate of director nominees at Willamette's Annual Meeting scheduled to be held on June 7, 2001.

Proxy Monitor is widely recognized as a leading independent proxy advisory firm. Many institutional investment firms, mutual funds, and other fiduciaries throughout the country rely upon its recommendations.

In reaching its decision to recommend that Willamette shareholders vote FOR the Weyerhaeuser nominees over the Willamette slate, Proxy Monitor stated in its May 24, 2001 report that:

     "[O]ne has to wonder whether the Willamette board would accept ANY offer from Weyerhaeuser, or any other suitor for that matter. Management has consistently refused to negotiate with Weyerhaeuser, has not given any indication of a price it might accept, and has not looked for other buyers. Instead, the board's strategy seems to be concentrated upon its own survival."

     "[T]he Willamette board appears to have lost sight of the fiduciary responsibility it owes to its shareholders and, for that reason, its credibility as well."

     "Willamette's agreement with its financial advisor in this contest, Goldman Sachs & Co., is eye-popping as well."*


Weyerhaeuser noted that Willamette is paying Goldman Sachs $30 million to prevent a transaction with Weyerhaeuser.

                                    -more-


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                                     -2-

Steven R. Rogel, chairman, president, and chief executive officer of Weyerhaeuser, said, "We are pleased that Proxy Monitor has joined
Institutional Shareholder Services in recommending that Willamette shareholders vote for the Weyerhaeuser director nominees. We believe that the current Willamette board will not sell the company at any price. At Willamette's Annual Meeting, shareholders will have the opportunity to send a message to the Willamette board that cannot be ignored by electing directors who are committed to maximizing value for shareholders now."

Weyerhaeuser is seeking the support of Willamette shareholders for the election of the three Weyerhaeuser nominees to Willamette's board at the Willamette Annual Meeting. Weyerhaeuser urges Willamette shareholders to sign, date and return the GOLD proxy card today voting FOR the election of the Weyerhaeuser nominees. For more information about how to vote for the Weyerhaeuser slate of director nominees, shareholders can call Weyerhaeuser's proxy solicitor, Innisfree M&A Incorporated, at 1-877-750-5838 (toll-free).

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

*PERMISSION TO USE QUOTATIONS NEITHER SOUGHT NOR OBTAINED


FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Weyerhaeuser with respect to the Willamette tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various US business segments; performance of the company's manufacturing operations; the types of logs harvested in the company's logging operations; the level of competition from foreign producers; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the US dollar and the Euro, and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

                                    -more-


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                                     -3-

IMPORTANT INFORMATION

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on June 7, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.


Weyerhaeuser contacts:

ANALYSTS                                                       MEDIA
Kathryn McAuley       Joele Frank / Jeremy Zweig               Bruce Amundson
Weyerhaeuser          Joele Frank, Wilkinson                   Weyerhaeuser
(253) 924-2058        Brimmer Katcher                          (253) 924-3047
                      (212) 355-4449